SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            LONG ISLAND SAVINGS BANK
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    542662101
                                 (CUSIP Number)




         Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item I; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 1a of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))




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                                                              Page 2 of 4 Pages

CUSIP No. 542662101

U.S. TRUST CO. OF CALIFORNIA, N.A.

(1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
    Persons
                           Long Island Savings Bank ESOP
                                Tax Id# 11-1018890
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(2) Check the Appropriate Box if a Member            (a) /  /
      of a Group*                                    (b) /  /
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(3) SEC Use Only
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(4) Citizenship or Place of Organization
                  515 S Flower St.  #2800 Los Angeles, CA  90071
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Number of shares Beneficially               (5)  Sole Voting Power
Owned by each Reporting                     ----------------------------------
Person with                                 (6) Share Voting Power
                                                       2,046,583
                                            ----------------------------------
                                            (7) Sole Dispositive Power
                                            ----------------------------------
                                            (8) Shared Dispositive Power
                                                          2,046,583
                                            ----------------------------------
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person

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(10) Check Box if the Aggregate Amount in Row (9) Exclude Certain Shares*

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(11) Percent of Class Represented by Amount in Row (8) 8.5%
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(12) Type of Reporting Person*
                  E. P.
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               *SEE INSTRUCTION BEFORE FILLING OUT



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                                                              Page 3 of 4 Pages
ITEM 1(A)         Name of Issuer
                    Long Island Savings Bank
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ITEM 1(B)         Address of Issuer's Principal Executive Office
                    201 Old Country Road
                    Melville, N.Y.  11747
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ITEM 2(A)         Name of Person(s) Filing
                    U.S. Trust Co. of California, N.A.
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ITEM 2(B)         Address Of Issuer's Principal Executive Offices
                    515 S Flower St.  #2800 Los Angeles, CA  90071
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ITEM 2(C)         Citizenship
                    USA
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ITEM 2(D)         Title Of Class of Securities
                    Common Stock
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ITEM 2(E)         Cusip Number
                    542662101
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ITEM 3.      If This Statement Is Filed Pursuant To Rules 130-1(B), Or 130-2(B),
             Check Whether The Person Filing Is a

                  (a)  /  / Broker or Dealer registered under Section 15 of the
                            Act

                  (b) / / Bank as defined in section 3(a)(6) of the Act

                  (c) / / Insurance  Company as defined in section  3(a) (19) of the Act

                  (d) / / Investment  Company  registered under section 9 of the
                          Investment Company Act

                  (e)  /  / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                  (f) /X/ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see rule 13d-(b)(1)(11)(F)

                  (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(6) (Note: See Item 7)

                  (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


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                                                             Page 4  of 4 Pages
ITEM 4.      Ownership

             (a) Amount Beneficially Owned
                   2,046,583
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             (b) Percent of Class
                   8.5%
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             (c)  Number of shares as to which such person  has:  (i) sole power to vote or direct the vote

                  ------------------------------------------------------------
                  (ii) shared power to vote or direct the vote

                  ------------------------------------------------------------
                  (iii) sole power to dispose or direct the disposition of

                  ------------------------------------------------------------
                  (iv) shared power to dispose or to direct disposition of

                  ------------------------------------------------------------
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ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
             If this Statement is being filed to report the fact that as of the data hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /
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ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person

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ITEM 7.      Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company

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ITEM 8.      Identification and Classification of Members of the Group

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ITEM 9       Notice of Dissolution of Group

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ITEM 10.     CERTIFICATION
             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                              SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        January 30, 1998
                        (Date)
                        /s/ Terry J. Colberg
                        (Signature)
                        Terry J. Colberg, V.P.
                        (Name/Title)    U.S.   Trust   Co.   of   California,NA

                                               As Investment Manager of the
                                               Employer Securities in the ESOP